THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated as of March 18,
1999, by and between Regenesis Holdings, Corp., a Florida corporation ("Buyer); and NetDisc, Inc., a Florida corporation (the "Company").

                                 R E C I T A L S

         WHEREAS, the Company is engaged in the business of marketing Internet and e-commerce web sites through a specialized and unique advertising campaign which intergrates CD ROM video productions and print media distribution to provide a direct connection to the targeted web site, including e-commerce products such as: cars, boats, cosmetics, travel, fishing, diving, and gym equipment (the "Business").

         WHEREAS, the parties have entered into a letter of intent, security agreement, promissory note and non-compete (the "Letter of Intent") providing for, among other things, the purchase and pledge by Buyer of all of the assets of the Company, (the "Assets").

         WHEREAS, Sellers wish to sell, and Buyer wishes to purchase, the Assets for the purchase price and upon the terms and subject to the conditions described in this Agreement, as contemplated by the Letter of Intent.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, terms, and conditions herein made, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   Definitions

1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

         (a) "Business Assets" has the meaning given that term in Section 2.2

         (b) "Buyers' Documents" means this Agreement and any other agreements, notes, certificates, exhibits, schedules and documents executed or delivered or to be executed or delivered by Buyer in connection herewith.

         (c) "Closing" has the meaning given that term in Section 3.1

         (d) "Closing Date" has the meaning given that term in Section 3.1

         (e) "Encumbrance" means any liability, debt, mortgage, security interest, lien, claim, encumbrance, title defect, pledge, charge, assessment, covenant, encroachment and burdens of any kind or nature whatsoever.

         (f) "Governing Documents" means the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments.

         (g) "Intellectual Property" has the meaning given that term in Section 4.15.

         (h) "Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, or a Governmental Body.

         (i) "Regenesis Shares" means shares of common stock of Regenesis Holdings, Corp., par value $.01 per share.

         (j) "Sellers' Documents " means this Agreement and any other agreements, notes, certificates, exhibits, schedules and documents executed or delivered or to be executed or delivered by Seller in connection herewith.

         1.2 Construction. As used herein, unless the context otherwise requires: (i) references to "Article" or "Section" are to an article or section hereof; (ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (iv) the table of contents, captions and other headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit, or affect the interpretation of any of the terms, meaning or provisions hereof.


Purchase Price, Assets.

         2.1 Purchase Price. Subject to any adjustment to be made by reason of the other terms of this Agreement, the consideration to be paid by Buyer to or upon the order of Seller for their property to be sold and conveyed as stated shall be 10,000 Shares of Buyers' Common Stock par value $.01.

         2.2 Assets. Included within the Business would be all the assets of the Business as set forth in the Schedule A for the Business dated March 7, 1999 adjusted for transactions conducted in the ordinary course of business, including among other things, the name(s) of the Business, the Business organization, all property, rights, contracts of any nature, inventories, accounts receivable, cash, stock and other investments, rights under domestic and foreign copyrights, patents, trademarks and licensing agreements, know-how and know-how agreements, subscription and circulation lists and goodwill related to the Business.

         2.3 Liabilities. Not included within the Business would be any of Seller's liabilities and obligations. Seller will continue to be responsible for all of its liabilities and obligations not expressly assumed by Buyer.


Closing, Delivery of Shares

         3.1 Location. The closing hereunder (the "Closing") shall take place at 10:00 A.M. on the 18th day of March 1999 (the "Closing Date") at the offices of Buyer 345 S. State Road 7 Margate FL (or at such other time and place as may be agreed by Buyer and Seller).

         3.2      Deliveries at Closing.

         (a) By the Company. Contemporaneously herewith, the Company shall deliver the documents listed below:

                  (i) Consents and Approvals. Any written consents, waivers, permits and approvals from third parties, or any Governmental Body or administrative authorities, in form and substance satisfactory to Buyer; any consents necessary to transfer and continue in effect all contracts listed on any Schedule to this Agreement as in effect on the date hereof.

                  (ii) The Assets. A list of Assets as set forth in Schedule A.

                  (iii) Other Documents. Such other certificates, instruments and other documents as Buyer shall reasonably require in connection with the transactions contemplated by this Agreement.

         (b) By Buyer. Within 30 days of closing herewith, the Buyer shall deliver:

                  (i) The Shares. 10,000 Shares of Regenesis Common Stock contemplated by this Agreement.


                  Representations and Warranties of the Company


The Company represents, warrant and agree, as follows:


         4.1 Corporate Status of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company is qualified to do business and in good standing in each jurisdiction where the operation of its business requires that it be so qualified. The Company has all requisite corporate power and authority to own, operate and sell its properties and assets, to conduct its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         4.2 Authority Concerning this Agreement. The execution, delivery and performance by the Company of this Agreement and any document executed by the Company, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action of the Company.

         4.3 Title to Assets. Except as described in Schedule B hereto, the Company has good and marketable title to all its assets, free and clear of any and all Encumbrances. The Company's assets constitute all of the assets that are used in connection with, necessary for, or beneficial to the operation of the Business.

         4.4 No Violation. The authorization, execution, delivery, and performance of this Agreement and any Sellers' Document, and the consummation of the transactions as contemplated hereby and thereby, do not and will not (1) violate any of the provisions of the Governing Documents of the Company; (2) violate, conflict with, result in the breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, or accelerate the performance required by, any terms or provisions of any material agreement, instrument, or writing of any nature to which the Company is a party or is bound; or (3) violate, or result in the breach of, conflict with, or require any notice, filing or consent under any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any other governmental requirement, permit, registration, license or authorization applicable to the Company, or any of its assets or the Business; or (4) result in the creation of any lien, claim, encumbrance, or restriction on any of the Company's assets. The Company is not a party to any non-competition or similar agreement that in any way restricts the sale of the Assets.

         4.5 Liabilities. All liabilities of the Company (whether accrued, unmatured, contingent, or otherwise and whether due or to become due) are either set forth on Schedule D in the ordinary course of business as theretofore conducted, or are not materially adverse to the operations or prospects of the Business.

         4.6 No Adverse Change. Since the Letter of Intent Date, the Company has operated its business diligently and only in the ordinary course of business as theretofore conducted, and the Company has not and through the Closing Date, the Company shall not have:

                  (a) failed to maintain its books, accounts and records in the usual, regular and ordinary manner and in accordance with good business practices and consistent with past practice;

                  (b) experienced any loss of customers which adversely affects or could adversely affect the Company or the Business or operations of the Company;

                  (c) to the best of Sellers' and the Company's knowledge, suffered any material adverse effects to the Assets;

                  (d) incurred any accepted purchase order or quotation, arrangement or understanding for the future sale of services or products of the Company that has not shown a gross profit or which the Company expects will not be profitable;

         4.7 Intellectual Property.

                  (a) Schedule A hereto contains a true and correct description of the following:

                  (i) All patents, trade marks, copyrights, trade names, service marks and other trade designations, including common law rights, registrations, applications for registration, domain names (Netdisc.net), web site, technology, know-how or processes ("Intellectual Property") currently owned, in whole or in part, by the Company and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Company is a party;

                  (ii) All agreements relating to Intellectual Property that the Company is licensed or authorized to use from others or which the Company licenses or authorizes others to use.

                  (b) Except as set forth on Schedule C, the Company owns the Intellectual Property free and clear of and without conflict with the rights of others. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To the best of Sellers' and the Company's knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company.

         4.8 Contracts, Leases and Commitments; Customers and Suppliers. The Company has furnished to Buyer true copies of all contracts, leases, agreements and commitments to which the Company is a party or by which it or its assets are bound or which otherwise relate to the Business, which contracts, leases and commitments are listed in Schedule _____, including summaries of the terms of any unwritten commitments. Except as set forth in Schedule ________ : (1) the Company and the other parties thereto, have complied in all material respects with all of the Company's contracts, leases, and commitments, all of which are valid and enforceable; (2) all of the Company's contracts, leases, and commitments are in full force and effect and there exists no event or condition which with or without notice or lapse of time would be a default thereunder, give rise to a right to accelerate or terminate any provision thereof, or give rise to any lien, claim, encumbrance, or restriction on any of the assets or properties of the Company; (3) all of the Company's contracts, leases, and commitments have been entered into on an arm's-length basis; and (4) none of the Company's purchase commitments is in excess of the normal requirements of its business or at an excessive price. Except for purchase orders or sales orders or invoices made, taken, or received by the Company in the ordinary course of its business consistent with past practice, the Company is not a party, nor is any of its assets or Business subject, to any contract, lease, or commitment not listed in such Schedule (including, without limitation, financing or security agreements or guaranties, repurchase agreements, agency agreements, manufacturers' representative agreements, commission agreements, employment, or collective bargaining agreements, pension, bonus, or profit-sharing agreements, group insurance, medical or other fringe benefit plans, and leases of real or personal property), other than (i) contracts terminable without penalty on not more than thirty days' notice that do not involve the receipt or expenditure of more than $10,000 in any one year, or (ii) contracts that do not involve the receipt or expenditure of more than $5,000 individually or $10,000 in the aggregate in any one year.

         4.9 Inventory. The Company does not maintain any inventory.

         4.10 Accounts Receivable. Except as set forth in Schedule E hereto, all of the Company's accounts receivable have arisen in the ordinary course of business. All such accounts receivable are bona fide, valid and binding receivables representing obligations for the face dollar amount thereof and will be collected in full within ninety (90) days of their due date and are subject to no defenses, counterclaims or set-offs of any nature whatsoever.

         4.11 Compliance with Law. During the three years preceding the date hereof, no notice, citation, summons or order has been received by the Company and no complaint has been served on the Company no penalty has been assessed and no investigation, proceeding or review has been instituted or threatened (a) with respect to alleged violation by the Company of any law. No event has occurred or condition or state of facts exists that could give rise to any such violation of any law.

         4.12 Litigation. There are no actions, suits, proceedings, claims, or governmental investigations pending or threatened against, the Company or any of its assets, or, in connection with the Company's Business, or any of the Company's officers, directors, or employees (provided that for the purposes of this sentence, a lawsuit which has been filed but which has not been served shall be deemed to be merely threatened and not pending and a governmental investigation which has been initiated but for which no notice has been given to the Company shall also be deemed to be merely threatened and not pending). To the best of Sellers' and the Company's knowledge, there are no facts or state of facts existing that (with or without the giving of notice or the passage of time or both) could form the basis for any such suit, proceeding, action, claim or investigation.

         4.13 Books and Records. The books and records of the Company are complete and correct in all material respects and have been maintained in accordance with good business practices.

         4.14 Improper Payments. The Company and its officers and agents have not made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer, or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to the Company. The Company's employees may from time to time have made customary holiday gifts of nominal value to suppliers or customers.

         4.15 No Misstatements. No representation, warranty, or other statement by the Sellers or Company herein or in any Sellers' Document contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not materially misleading. The Company is not aware of any matter that could reasonably be expected to have a materially adverse effect on the sale of the Company's Assets that has not been disclosed in writing to Buyer.


                     Representations and Warranties of Buyer

Buyer represents, warrant and agree that:

         5.1 Corporate Status of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has all requisite corporate power and authority to own, operate and lease its properties and assets, to conduct its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         5.2 Authority Concerning this Agreement. The execution, delivery and performance by Buyer of this Agreement and any document and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action. This Agreement is valid and binding upon Buyer and enforceable against Buyer in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies.

         5.3 No Violation. The authorization, execution, delivery, and performance of this Agreement and the consummation of the transactions as contemplated hereby and thereby do not and will not (1) violate any of the provisions of the Governing Documents of Buyer; (2) violate, conflict with, result in the breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, or accelerate the performance required by, any terms or provisions of any material agreement, instrument, or writing of any nature to which Buyer is a party or is bound; or
(3) violate, or result in the breach of, conflict with, or require any notice, filing or consent under any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any other governmental requirement, permit, registration, license or authorization applicable to Buyer; or (4) result in the creation of any lien, claim, encumbrance, or restriction on any of its Assets.

         5.4 Securities. Regenesis Shares, when issued and paid for pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable.

                            Miscellaneous Provisions

         6.1 Nature and Survival of Representations and Warranties.

All representations and warranties made by Buyer and Sellers hereunder shall survive the Closing until the earlier to occur of the third anniversary of the date of this Agreement or the date at which the Buyer sells the Division to a third party, except that with respect to a breach of the representations and warranties relating to taxes, such representations and warranties shall survive the Closing until six months after the expiration of the applicable statute of limitations. The expiration of any representation or warranty shall not affect any claim made in writing prior to the date of such expiration. The representations and warranties hereunder shall not be affected or diminished by any investigation made or any information provided at any time by or on behalf of the party for whose benefit such representations and warranties were made or by the closing of the transactions contemplated hereby.

         6.2 Further Actions. At any time and from time to time after the Closing, at Buyer's request and without further consideration, Sellers shall cooperate and execute and deliver such other instruments of sale, conveyance, transfer, assignment and confirmation and take such further action as Buyer may reasonably deem necessary or desirable in order to more effectively convey, transfer and assign to Buyer, and to confirm Buyer's title to, all of the Shares of Sellers, to put Buyer in actual possession and operating control of the Company and the Business, and to assist Buyer in exercising all rights with respect thereto.

         6.3 Brokers. Each party represents to the other that it has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement. Should any claim be made for a broker's, finder's or similar fee, on account of any actions or dealings by a party or its agents, such party shall indemnify, defend, protect and hold the other party harmless from and against any and all liability and expenses, including reasonable attorneys' fees, incurred by reason of any claim made by such broker.

         6.4 Indemnification.

                  (a) By Seller. Seller shall, jointly and severally, indemnify, defend, protect and hold harmless Buyer, promptly upon demand at any time and from time to time, against any and all losses, liabilities, claims, actions, damages, and expenses, including, without limitation, reasonable attorneys' fees and disbursements incurred by Buyer or its affiliates (collectively, "Losses"), arising out of or in connection with any of the following: (i) any misrepresentation or breach of any warranty made by Sellers in any Sellers' Document; (ii) any breach or non-fulfillment of any covenant or agreement made by Sellers in Sellers' Documents; (iii) the claims of any broker or finder engaged by Sellers; and (iv) without in any manner limiting the foregoing, any liabilities or obligations of, or claims or causes of action against, Sellers or the Company which arise with respect to or relate to any period or periods on or prior to the Closing Date hereof, except for those which are set forth or reserved against in the Closing Balance Sheet or are set forth in a schedule hereto, or were incurred in the ordinary course of business as heretofore conducted and are not materially adverse to the operations or prospects of the Business.

                  (b) By Buyer. Buyer shall, jointly and severally, indemnify, defend, protect and hold Sellers and its affiliates (including its shareholders) harmless, promptly upon demand at any time and from time to time, against any and all Losses arising out of or in connection with any of the following: (a) any misrepresentation or breach of any warranty made by Buyer in any of Buyer's Documents or (b) any breach or non-fulfillment of any covenant or agreement made by Buyer in Buyer's Documents.

                  (c) Threshold for Indemnification. Neither Buyer nor Seller shall be required to indemnify the other pursuant to this Section 6.4 until the aggregate amount required to be paid thereunder exceeds Twenty-five Thousand Dollars, in which case the Indemnifying Party shall then be required to so indemnify the indemnified party for any and all Damages exceeding $25,000.

                  (d) Defense. The obligations and liabilities of the parties hereunder with respect to a third party claim shall be subject to the following terms and conditions:

                  (e) An indemnified party shall give the indemnifying party written notice of a third party claim promptly after receipt by the indemnified party of notice thereof, and the indemnifying party may undertake at its sole cost and expense the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the indemnified party. The assumption of the defense, compromise and settlement of any such third party claim by the indemnifying party shall be an acknowledgment of the obligation of indemnifying party to indemnify the indemnified party with respect to such claim hereunder. If the indemnified party desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the indemnifying party fails or refuses to undertake the defense of such third party claim within ten (10) days after written notice of such claim has been given to the indemnifying party by the indemnified party, the indemnified party shall have the right to undertake the defense of such claim with counsel of its own choosing with all costs charged to the indemnifying party.

                  (f) No settlement of a third party claim involving the asserted liability of the indemnifying party under this Section 6.4 shall be made without the prior written consent of both the indemnifying party and the indemnified party. In the event that the indemnifying party wishes to accept or to offer a settlement of a third party claim and the indemnified party rejects the settlement, and the claim is later resolved by settlement, compromise or by final judgment of a court of law, the indemnifying party's maximum liability to the indemnified party shall not exceed the rejected settlement amount.

                  (g) Right of Set-Off.

                      (i) In the event any claim of a right to indemnification is made by Buyer, or other indemnified party under this Section 6.4, such party may, at its sole option, satisfy all or a portion of its Losses by way of set-off against the Earn-out Consideration and any other payments due to Sellers.

                      (ii) This Section in no way constitutes a limitation on Buyer's rights hereunder or a measure of liquidated damages and Buyer may seek full indemnification for all damages suffered and may pursue all rights and remedies available to it, at law or in equity, against any party hereto, jointly with other parties hereto or severally, without seeking recourse against any other party and without exercising any right of offset.

                  (h) Insurance proceeds/tax benefits. The liability of the Sellers with respect to any claim for indemnification shall be reduced by the tax benefit actually realized by Buyer and any insurance proceeds received by Buyer as a result of any Loss upon which the claim for indemnification is based. The amount of any such tax benefit shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting in acceleration of Losses or deferral of gains.

         6.5 Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be considered given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent via commercial courier or telecopier, directed as follows:

If to Sellers:             Netdisc

                           ----------------------------

                           ----------------------------

With a copy to:
                           ----------------------------

                           ----------------------------

                           ----------------------------

If to Buyer:               Regenesis Holdings, Inc.
                           8881 N. Lake Dasha Drive
                           Plantation, FL  33324

With a copy to:            Russell Adler, Esq.
                           1800 N.E. 114st  Suite 2111
                           Miami, Florida  33331

                           Telephone: (954) 474-3712
                           Fax: (954) 474-3712

         6.6 Miscellaneous.

                  (a) Entire Agreement. This Agreement (which includes the schedules and exhibits hereto) sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements, including, but not limited to the Letter of

Intent. This Agreement can be amended, supplemented, or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, change, or waiver is sought.

                  (b) Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned or transferred, except that Buyer may assign this Agreement and its rights hereunder to any direct or indirect wholly-owned subsidiary of Buyer and to financial institutions providing financing for the transaction.

                  (c) Construction of Agreement. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When the context in which the words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. References to any gender shall include any other gender that may be applicable in the circumstances. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

                  (d) Publicity. No party shall issue any press release or make any other publicly available disclosure of the terms of this transaction without the prior written consent of Buyer and Sellers; provided, however, that the restrictions of this covenant shall not apply (i) if otherwise required by law,
(ii) if necessary or appropriate in connection with the transactions contemplated hereunder, (iii) to the extent such information shall have otherwise become publicly available.

                  (e) Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid, or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement via telephone facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.




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

      IN WITNESS WHEREOF, on the date first above written, the parties have duly executed this Agreement.


Very truly yours,


/s/ Mitchell B. Sandler
----------------------------------
Regenesis Holdings, Inc.
Name:  Mitchell B. Sandler
Title: President



Accepted as of the date
First above written:




/s/ Marc Jelaso
----------------------------------
Marc Jelaso, President
NetDisc, Inc.
A Florida Corporation

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